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                                                                    EXHIBIT 8.2

                                                              December 23, 1997

Advantage Bancorp, Inc.
5935 Seventh Avenue
Kenosha, Wisconsin 53140

Gentlemen:

  You have requested our opinion as to material federal income tax consequences of the proposed merger of Advantage Bancorp, Inc. ("Seller") with and into Marshall & Ilsley Corporation ("Company") pursuant to an Agreement and Plan of Merger dated November 3, 1997 (the "Agreement") by and between Seller and Company as more completely described below and as described in the Proxy Statement/Prospectus included in the Registration Statement on Form S-4 to be filed by Company with the Securities and Exchange Commission (the "Proxy Statement/Prospectus"). All capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Proxy Statement/Prospectus.

  A. Statement of Facts.

    Seller is a Wisconsin corporation and is a registered savings and loan holding company under the Home Owner's Loan Act. As of December 23, 1997, the outstanding shares of Seller capital stock consisted of 3,235,653 shares of common stock, $.01 par value per share ("Seller Common Stock").

    Company is a Wisconsin corporation. As of December 23, 1997, its outstanding shares of stock consisted of 101,667,141 shares of common stock, $1.00 par value per share ("Company Common Stock"), and 685,314 shares of Series A preferred stock, $1.00 par value. The shares of Company Common Stock are widely held and publicly traded.

    The Agreement provides for the merger of Seller with and into Company, which merger will result in the combination of Company and Seller as a single corporation (the "Surviving Corporation") that will continue to operate under the name Marshall and Ilsley Corporation (the "Merger"), pursuant to which each outstanding share of Seller Common Stock (except as otherwise provided below) will be canceled and converted into the right to receive 1.2 shares of Company Common Stock (subject to certain adjustments) plus cash in lieu of any fractional shares. All shares of Seller Common stock (i) owned by Seller as treasury stock, (ii) owned by the Advantage Bank, F.S.B. Bank Incentive Plan and Trust I, and the Advantage Bank, F.S.B. Bank Incentive Plan and Trust II and not allocated to participants thereunder or (iii) owned by Company or by any Company Subsidiary for its own account will be canceled and no Company Common Stock or other consideration will be given in exchange therefor. Shares of Company Common Stock that are issued and outstanding at the time of the Merger will not be affected by the Merger and will remain outstanding as the same number of shares of the Surviving Corporation. Assuming that persons who have been granted options by Seller under the terms of its 1991 Stock Option and Incentive Plan and the 1995 Equity Incentive Plan (the "Seller Option Plans") consent to the amendment of the Seller Options Plans in certain respects, each option that is outstanding and unexercised prior to the Effective Time will be converted into an option to purchase shares of Company Common Stock equal to the product of the number of shares of Company Common Stock subject to the original option and the Seller Exchange Ratio (with fractional shares being rounded up to the nearest whole number) and will have an exercise price per share equal to the exercise price under the original option divided by the Seller Exchange Ratio (with the exercise price rounded down to the nearest whole cent).

  B. Representations.

    The description in the Proxy Statement/Prospectus under the heading "Certain Federal Income Tax Consequences of the Merger" and our opinion as stated herein are based upon and subject to:
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      (a) The Merger being effected in the manner described in the Proxy
    Statement/Prospectus.

      (b) The accuracy and completeness of the statements concerning the Merger set forth in the Proxy Statement/Prospectus.

      (c) The accuracy of the representations made to us by Seller and Company in their Representation Letters and their continuing accuracy at all times through the Effective Time.

  C. Opinions.

    Based upon the foregoing, and subject to the condition and limitations set forth below, we are of the opinion that:

      (i) The Merger will qualify as a reorganization within the meaning of
    Section 368(a)(1)(A) of the Code. Seller and Company will each be a party to a reorganization within the meaning of Section 368(b) of the Code;

      (ii) No gain or loss will be recognized by Seller pursuant to the Merger;

      (iii) No gain or loss will be recognized by any shareholder of Seller upon consummation of the Merger (except with respect to cash received in lieu of a fractional share interest in Company Common Stock).

      (iv) The aggregate income tax basis of the Company Common Stock received by the shareholders of Seller pursuant to the Merger will be the same as the aggregate tax basis of the Seller Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

  D. Limitations.

    We express no opinion on the following matters:

      (i) The tax treatment of the Merger under other provisions of the Code and the regulations thereunder;

      (ii) The tax treatment of any conditions existing at the time of, or effects resulting from, the Merger that are not specifically addressed herein; or

      (iii) The tax treatment of the Merger under the laws of any state or commonwealth or any other jurisdiction other than the United States.

  We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement on Form S-4 and to the reference to our firm under the heading "Certain Federal Income Tax Consequences of the Merger" in the Proxy Statement-Prospectus that constitutes part of the Registration Statement. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

                                          Very truly yours,

                                          Foley & Lardner

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